CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K and the previously filed registration statement of BWC Financial Corp. on Form S-8 (File No. 33-22290) of our report dated February 22, 1999, in BWC Financial Corp.'s 1998 Annual Report. It should be noted that we have not audited any financial statements of BWC Financial Corp. subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

San Francisco, California,
February 22, 1999
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